Exhibit 10.1

INVESTOR RIGHTS AGREEMENT
Investor Rights Agreement, dated as of February 16, 2016 (the "Agreement"), by and among Accretive Health, Inc., a Delaware corporation (the "Company"), TCP-ASC ACHI Series LLLP, a Delaware limited liability limited partnership (the "Investor") and, solely for purposes of Section 4, Section 6 and Section 11, the undersigned Investor Affiliates.
WHEREAS, on December 7, 2015, the Company and the Investor entered into a Securities Purchase Agreement (the "Purchase Agreement") pursuant to which the Company agreed to sell to the Investor, and the Investor agreed to purchase from the Company, the Preferred Shares and the Warrant on the terms and subject to the conditions set forth in the Purchase Agreement; and
WHEREAS, it is a condition to the closing of the transactions contemplated by the Purchase Agreement that the Company and the Investor enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the agreements contained in this Agreement, and intending to be legally bound by this Agreement, the Company and the Investor agree as follows:
Section 1.Definitions. Capitalized terms used and not otherwise defined in this Agreement that are defined in the Purchase Agreement shall have the meanings given such terms in the Purchase Agreement. As used in this Agreement, the following terms shall have the respective meanings set forth in this Section 1:
"Indebtedness" means (i) indebtedness for borrowed money whether or not evidenced by bonds, notes, debentures or other similar instruments, including purchase money obligations or other obligations relating to the deferred purchase price of property, (ii) obligations as lessee under leases which have been recorded as capital leases and (iii) obligations under guaranties in respect of indebtedness or obligations of others of the kind referred to in clauses (i) through (ii) above, as reported in accordance with GAAP, provided that Indebtedness shall not include (A) trade payables and accrued expenses arising in the ordinary course of business and (B) indebtedness, obligations under guaranties and other liabilities owed by the Company to its Subsidiaries or among the Company's Subsidiaries.
"MPSA" means that certain amended and restated Master Professional Services Agreement, dated as of the date hereof, by and between Ascension Health Alliance d/b/a Ascension ("Ascension") and the Company (as may amended or supplemented from time to time).
"New Securities" means any shares of capital stock of the Company, including Common Stock and Preferred Shares, whether authorized or not by the Board or any committee of the Board, and rights, options, or warrants to purchase said shares of capital stock, and securities of any type whatsoever that are, or may become, convertible, exchangeable or exercisable into capital stock; provided, however, that the term "New Securities" shall not include: (i) securities issued to employees, consultants, officers and directors of the Company, pursuant to any arrangement approved by the Board or the Board's Compensation Committee; (ii) securities issued to the sellers pursuant to the acquisition of another business entity by the Company by merger, purchase of substantially all of the assets or shares, or other reorganization whereby the Company will own equity securities of the surviving or successor corporation; (iii) securities issued in an underwritten registered public offering, provided that the Company shall have complied with Section 5 with respect to such securities; (iv) securities issued pursuant to any rights or agreements, including, without limitation, convertible securities, options and warrants, provided that either (x) the Company shall have complied with Section 5 with respect to the initial sale or grant by the Company of such rights or agreements or (y) such rights or agreements existed on or prior to the date hereof (it being understood that any modification or amendment to any such pre-existing right or agreement subsequent to the date hereof with the effect of increasing the percentage of the Company's fully-diluted securities underlying such rights agreement shall not be included in this clause (iv)); (v) securities issued in connection with any stock split, stock dividend or recapitalization by the Company; (vi) Preferred Shares issued pursuant to the Purchase Agreement and Common Stock issued upon conversion of such Preferred Shares; (vii) Common Stock issued pursuant to the Warrant Agreement and (viii) any right, option, or warrant to acquire any security convertible into the securities excluded from the definition of New Securities pursuant to clauses (i) through (vi) above.
"Ownership Percentage" means, as of any date, the percentage equal to (i) the difference of (x) the aggregate number of shares of Common Stock issued to the Investor pursuant to the Purchase Agreement and issued pursuant to any preemptive rights pursuant to this Agreement (determined by treating Customer Shares as still being held by Investor and calculated assuming the full exercise and conversion of the Preferred Shares, the shares of Series A Preferred issued as PIK Dividends (as defined in the Certificate of Designations) or issuable as accrued and unpaid PIK Dividends not previously added to the Liquidation Preference (as defined in the Certificate of Designations), in either case on or before such date, and the Warrant issued to the Investor pursuant to the Purchase Agreement), minus (y) the aggregate number of any shares of Common Stock (calculated assuming the full exercise and conversion of such Preferred Shares, the shares of Series A Preferred issued as PIK Dividends (as defined in the Certificate of Designations) or issuable as accrued and unpaid PIK Dividends not previously added to the Liquidation Preference (as defined in the Certificate of Designations), in either case on or before such date, and the Warrant) transferred by the Investor to any Person (including to the Company in connection with a redemption pursuant to the terms of the Certificate of Designations or Warrant Agreement, but excluding any transfers to funds managed by TowerBrook Capital Partners L.P., Ascension or their respective Affiliates (each, an "Investor Affiliate") who, if required by Section 4.1, executes a written joinder agreement in a form approved by the Company pursuant to Section 4.1) divided by (ii) the total number of shares of Common Stock then outstanding (calculated assuming the full exercise and conversion of the Preferred Shares, the shares of Series A Preferred issued as PIK Dividends (as defined in the Certificate of Designations) or issuable as accrued and unpaid PIK Dividends not previously added to the Liquidation Preference (as defined in the Certificate of Designations), in either case on or before such date, and Warrant issued to the Investor pursuant to the Purchase Agreement).
"Ownership Threshold" means, as of any date, the Investor and the Investor Affiliates taken together holding in aggregate at least (x) 75% of the Preferred Shares issued to the Investor on the date hereof or shares of Common Stock into which they have been converted or (y) 33% of the Common Stock on an as-converted basis for purposes of Section 2.1(a) or 25% of the Common Stock on an as-converted basis for all purposes other than Section 2.1(a) (calculated for purposes of this clause (y) assuming full exercise and conversion of the Preferred Shares and the Warrant). If Preferred Shares issued under the Purchase Agreement are transferred to one or more customers of the Company (including Persons that become customers upon the consummation of such transfer in accordance with this Agreement), then up to 25% of such transferred Preferred Shares held by one or more customers of the Company in the aggregate shall be included in clauses (x) and (y) along with the Preferred Shares and shares of Common Stock held by Investor for purposes of determining the Ownership Threshold (such Preferred Shares, "Customer Shares").
Section 2.Governance Matters
Section 2.1    Board Composition.
(a)Concurrently with the execution of this Agreement, each member of the Board who is not listed on Schedule I (the “Resigning Directors”) shall resign from the Board, effective immediately, and immediately upon such resignations, the Board shall fill the resulting vacancies so that the Board will consist of only the individuals set forth on Schedule 1 hereto until at least the 2016 annual meeting of the Company’s stockholders or such individual’s earlier resignation, death or removal. After the date hereof,
(i) for so long as the Ownership Threshold is met the Investor shall be entitled to nominate such number of individuals to the Board constituting a majority of directors,
(ii) for so long as the Ownership Threshold is not met but the Investor's Ownership Percentage exceeds 10% of the Common Stock on an as-converted basis, then the Investor shall be entitled to nominate the greater of (x) such number of individuals to the Board in relative proportion to the Ownership Percentage (rounded down) and (y) two directors, and
(iii) for so long as the Investor's Ownership Percentage is in the aggregate at least 5% but less than 10% of the Common Stock on an as-converted basis, then the Investor shall be entitled to nominate the greater of (x) such number of individuals to the Board in relative proportion to the Ownership Percentage (rounded down) and (y) one director (each, an "Investor Designee," and collectively, the "Investor Designees").
For so long as the Ownership Threshold is met, (A) the Investor shall be entitled to designate the chairperson of the Board and (B) except as otherwise directed or agreed by the Investor and to the extent required by applicable listing standards (including any requirements for initial listing), the Company agrees to cause all members of the Board that are not Investor Designees (other than the chief executive officer of the Company) to be "independent" as defined in the listing standards of the Nasdaq Global Select Market (or other United States national securities exchange that the Common Stock is listed upon, if any) and applicable law (and all non-Investor Designees listed on Schedule 1 other than the chief executive officer of the Company have agreed to resign if necessary to effectuate the foregoing). To the extent required by applicable listing standards (including any requirements for initial listing), Investor Designees shall include a number of persons that qualify as

"independent" directors as defined in the listing standards of the Nasdaq Global Select Market (or other United States national securities exchange that the Common Stock is listed upon, if any) and applicable law such that, together with any other "independent" directors then serving on the Board that are not Investor Designees, the Board is comprised of at least a majority of "independent" directors. The Company shall, at any annual or special meeting of shareholders of the Company at which directors are to be elected, subject to the fulfillment of the requirements set forth in Section 2.1(b), nominate the Investor Designees for election to the Board and use all commercially reasonable efforts to cause the Investor Designees to be elected as directors of the Board.
(b)Any Investor Designee shall be reasonably acceptable to the Board's Nominating and Corporate Governance Committee (the "Governance Committee"). The Company shall require that all directors comply in all respects with applicable law (including with respect to confidentiality) and the Company's corporate governance guidelines, code of business conduct and ethics and confidentiality and trading policies and guidelines as in effect from time to time. The Investor shall notify the Company of any proposed Investor Designee in writing no later than the latest date on which shareholders of the Company may make nominations to the Board in accordance with the Bylaws, together with all information concerning such nominee required to be delivered to the Company by the Bylaws and such other information reasonably requested by the Company; provided that in each such case, all such information is generally required to be delivered to the Company by the other outside directors of the Company (the "Nominee Disclosure Information"); provided, further that in the event the Investor fails to provide any such notice, the Investor Designee shall be the person then serving as the Investor Designee as long as the Investor provides the Nominee Disclosure Information to the Company promptly upon request by the Company.
(c)In the event of the death, disability, resignation or removal of an Investor Designee, the Board will promptly elect to the Board a replacement director designated by the Investor, subject to the fulfillment of the requirements set forth in Section 2.1(b), to fill the resulting vacancy, and such individual shall then be deemed an Investor Designee for all purposes under this Agreement.
Section 2.2    Committee Membership. After the date hereof, and subject to applicable law and the listing standards of the Nasdaq Global Select Market (or other United States national securities exchange that the Common Stock is listed upon, if any), the Company will offer the Investor Designees an opportunity to, at Investor's option, either sit on each regular committee of the Board in relative proportion to the number of Investor Designees on the Board or attend (but not vote) at the meetings of such committee as an observer. If an Investor Designee fails to satisfy the applicable qualifications under law or stock exchange listing standard to sit on any committee of the Board, then the Board shall offer such Investor Designee the opportunity to attend (but not vote) at the meetings of such committee as an observer.
Section 2.3    Compensation and Benefits. Each of the Investor Designees will be entitled to receive similar compensation, benefits, reimbursement (including of travel expenses), indemnification and insurance coverage for their service as directors as the other outside directors of the Company. For so long as the Company maintains directors and officers liability insurance, the Company shall include each Investor Designee as an "insured" for all purposes under such insurance policy for so long as such Investor Designee is a director of the Company and for the same period as for other former directors of the Company when such Investor Designee ceases to be a director of the Company.
Section 2.4    Special Approval Matters.
(a)    For so long as the Ownership Threshold is met, the following matters will require the approval of the holders of a majority of the Series A Preferred Stock (on an as-converted basis, including any shares of Common Stock issued upon the conversion thereof) that is held by the Investor or any Investor Affiliate to proceed with such a transaction (excluding any such transaction between the Company and its wholly owned Subsidiaries or among the Company's wholly owned Subsidiaries):
(i)the amendment or modification of the Company's Certificate of Incorporation, Bylaws or Certificate of Designations for the Series A Preferred Stock in any manner that materially and adversely affects the rights, preferences or privileges of the holders of Series A Preferred;
(ii)the making of any distribution, declaring of any dividend on equity securities of the Company or any of its Subsidiaries ranking equally or junior to the Series A Preferred Stock;
(iii)the repurchase or redemption of any equity securities of the Company or any of its Subsidiaries ranking equally or junior to the Series A Preferred Stock if at the time of such repurchase or redemption, any accrued dividends on the Series A Preferred Stock have not been paid in full in cash;

(iv)the creation, authorization or issuance of any equity securities of the Company or any of its Subsidiaries that would rank equally or senior to the Series A Preferred Stock;
(v)any amendment of the MPSA;
(vi)the incurrence of any Indebtedness in excess of $25.0 million in the aggregate during any fiscal year (other than refinancings of existing Indebtedness);
(vii)the sale, transfer or other disposition of assets or businesses of the Company or its Subsidiaries with a value in excess of $10.0 million in the aggregate during any fiscal year (other than sales of inventory or supplies in the ordinary course of business, sales of obsolete assets (excluding real estate), sale-leaseback transactions and accounts receivable factoring transactions);
(viii)the acquisition of any assets or properties (in one or more related transactions) for cash or otherwise for an amount in excess of $10.0 million in the aggregate during any fiscal year (other than acquisitions of inventory and equipment in the ordinary course of business);
(ix)capital expenditures in excess of $10.0 million individually (or in the aggregate if related to an integrated program of activities) or in excess of $10.0 million in the aggregate during any fiscal year;
(x)the approval of the Company's annual budget;
(xi)the hiring or termination of the Company's chief executive officer;
(xii)the appointment or removal of the chairperson of the Board; and
(xiii)making, or permitting any Subsidiary to make, loans to, investments in, or purchasing, or permitting any Subsidiary to purchase, any stock or other securities in another corporation, joint venture, partnership or other entity in excess of $5.0 million in the aggregate during any fiscal year.
(b)    For so long as the Ownership Threshold is met, increasing the size of the Board beyond 9 directors will require the approval of a majority of the Investor Designees.
(c)    (i) When the Ownership Threshold is met, any transaction, agreement, commitment or arrangement between the Company, on the one hand, and the Investor or any Investor Affiliate, on the other hand (other than any amendment of the MPSA) and (ii) any transfer of Preferred Shares to any customer of the Company shall require the approval of a majority of the directors of the Board then in office who are not Investor Designees or otherwise affiliates of the Investor, other than a Pro Rata Transaction or in a Reorganization Event (as defined in the Certificate of Designations).
Section 2.5    Books and Records; Access. For so long as the Investor's Ownership Percentage is 5% or more, the Company shall permit the Investor and its designated representatives (that, for the avoidance of doubt, cannot include any transferee (other than an Investor Affiliate) or customer of the Company), at reasonable times and upon reasonable prior notice to the Company, to review the books and records of the Company and the Company Subsidiaries and to discuss the affairs, finances and condition of the Company or any of the Company Subsidiaries with the officers of the Company or any such Company Subsidiary.
Section 3.Voting Agreement.
Section 3.1    Voting Agreement as to Certain Matters. For so long as there is at least one Investor Designee on the Board, the Investor will cause all of its shares of Company capital stock that are entitled to vote, whether now owned or hereafter acquired (collectively, the "Voting Securities"), to be voted (i) in favor of any nominee or director nominated by the Governance Committee (provided that the Governance Committee is consistent with the terms of Section 2.1) and (ii) against the removal of any director nominated by the Governance Committee. Notwithstanding anything to the contrary, there shall be no restriction on the ability of the Investor to exercise its voting rights pursuant to Section 9(b) and 9(c) of the Certificate of Designations.
Section 3.2    No Successors in Interest. The provisions of this Section 3 shall not be binding upon the successors in interest to any of the Voting Securities other than Investor Affiliates.

Section 4.Restrictions on Transfer
Section 4.1    No Transfer of Shares Prior to First Anniversary. Prior to February 16, 2017, neither the Investor nor any Investor Affiliate may directly or indirectly sell, transfer, pledge, encumber, assign or otherwise dispose of the Warrant, any Preferred Shares, any shares of Series A Preferred issued as PIK Dividends, or any shares of Common Stock issued upon a conversion of the Preferred Shares or exercise of the Warrant (or any direct or indirect interest therein) to any Person without the prior written consent of the Company (which consent may be given or withheld, or made subject to such conditions as are determined by the Company, in its sole discretion) other than any Permitted Transfer. Any purported transfer which is not in accordance with the terms and conditions of this Section 4.1 shall be, to the fullest extent permitted by law, null and void ab initio and, in addition to other rights and remedies at law and in equity, the Company shall be entitled to injunctive relief enjoining the prohibited action.
Section 4.2    Transfer of Preferred Shares. Following February 16, 2017, neither the Investor nor any Investor Affiliate may at any time directly or indirectly sell, transfer, pledge, encumber, assign or otherwise dispose of any Preferred Shares or any shares of Series A Preferred issued as PIK Dividends (or any director or indirect interest therein) to any Person without the prior written consent of the Company (which consent may be given or withheld, or made subject to such conditions as are determined by the Company, in its sole discretion) other than (i) in any Permitted Transfer or (ii) at any such time when the Current Market Price (as defined in the Certificate of Designations) is less than the quotient of $1,000 divided by the Conversion Rate in effect from time to time (each as defined in the Certificate of Designations). Any purported transfer which is not in accordance with the terms and conditions of this Section 4.2 shall be, to the fullest extent permitted by law, null and void ab initio and, in addition to other rights and remedies at law and in equity, the Company shall be entitled to injunctive relief enjoining the prohibited action.
Section 4.3    No Transfer to Competitors. Neither the Investor nor any Investor Affiliate may at any time directly or knowingly indirectly (without any duty of investigation) transfer any Preferred Shares, Warrant, any shares of Series A Preferred issued as PIK Dividends or any shares of Common Stock issuable upon conversion of the Preferred Shares or exercise of any Warrant to any Competitor of the Company without the prior written consent of the Company (which consent may be given or withheld, or made subject to such conditions as are determined by the Company, in its sole discretion), other than in connection with any Pro Rata Transaction or in a Reorganization Event (as defined in the Certificate of Designations). For purposes of this Section 4.1, "Competitor" shall mean (i) any Person that (x) sells (A) hospital or medical professional group revenue cycle management services or software or (B) physician advisory services and (y) such sales represent greater than 50% of the total annual sales, for the most recent completed fiscal year, of such Person and its direct and indirect subsidiaries taken as a whole and (ii) any Person that has direct or indirect majority voting control of any Person identified in the preceding clause (i).
Section 4.4    No Block Transfers to Individual Persons. Neither the Investor nor any Investor Affiliate may, individually or acting together with any other person as a "group" (within the meaning of Section 13(d)(3) of the Exchange Act), at any time knowingly, directly or indirectly transfer any shares of Common Stock issued or issuable upon conversion of the Preferred Shares, any shares of Series A Preferred issued as PIK Dividends or exercise of any Warrant (a) to any individual Person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) in an amount constituting 15% or more of the voting capital stock of the Company then outstanding (as calculated from the cover of the Company’s most recent Form 10-K or 10-Q, as applicable, filed with the Securities and Exchange Commission and publicly available on EDGAR) or (b) to any individual Person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) that, immediately following such transfer, would beneficially own in the aggregate more than 19.9% of the voting capital stock of the Company then outstanding based on filings with the Securities Exchange Commission of a Schedule 13D or 13G for that transferee publicly available on EDGAR at least one Business Day prior to such transfer (other than, in each case of clauses (a) or (b), to (i) the Investor, (ii) any of its Affiliates (including commonly controlled or managed investment funds) who execute a written joinder agreement in a form approved by the Company pursuant to which such Affiliate agrees to be bound by the terms of Section 3, Section 4 and Section 6, (iii) in connection with any Permitted Transfer or (iv) in connection with a bona fide public offering or distribution.
Section 4.5    Permitted Transfers. The following transfers ("Permitted Transfers") shall be permitted without the Company's consent:
(i) to an Investor Affiliate who executes a written joinder agreement pursuant to which such Investor Affiliate agrees to be bound by the terms of this Agreement (a "Joinder"),
(ii) in a Reorganization Event (as defined in the Certificate of Designations),

(iii) in connection with a redemption by the Company (including if initiated by Investor) pursuant to the terms of the applicable Certificate of Designations, or
(iv) in any Pro Rata Transaction.
For purpose of this Agreement, a "Pro Rata Transaction" shall mean any transaction (excluding any Reorganization Event (as defined in the Certificate of Designations)) in which all shareholders (x) are offered pro rata tag along rights on terms substantially similar to those given to the Investor and (y) are entitled to receive consideration of equal market value (on a per share, as-converted or exercised basis), with no value paid to any holder of Preferred Shares or the Warrant in respect of any liquidation preference, option value, dividend (except for any accrued but unpaid dividends in accordance with the Certificate of Designations through the date of such transaction) or any other rights related to the Preferred Shares or Warrant. The Company shall cooperate with, and not frustrate, any transfers by Investor or any Investor Affiliate that are not prohibited by this Agreement.
Section 5.Right of First Offer.
Section 5.1    Subject to the terms and conditions set forth in this Section 5, the Investor has the right to purchase from the Company an amount of any New Securities that the Company may, from time to time, propose to issue and sell equal to the Investor's Ownership Percentage (calculated as of the date of delivery of such Notice of Issuance) to the extent such New Securities are actually issued.
Section 5.2    In the event the Company proposes to undertake an issuance of New Securities, it shall give the Investor written notice of its intention, describing the type of New Securities and the price and terms upon which the Company proposes to issue such New Securities (a "Notice of Issuance"). The Investor shall have thirty (30) days from the date of delivery of a Notice of Issuance to the Investor to agree to purchase a portion of the New Securities equal to the Investor's Ownership Percentage (calculated as of the date of delivery of such Notice of Issuance), for the price and upon the terms specified in the Notice of Issuance. On or prior to the expiration of such thirty (30) day period, the Investor shall deliver a written notice to the Company stating the quantity of New Securities to be purchased by the Investor (the "Investor Response"), which written notice shall be binding on the Company and the Investor subject only to the completion of the issuance of New Securities described in the applicable Notice of Issuance.
Section 5.3    The Company shall have 120 days following the earlier of (i) the expiration of the thirty (30) day period described in Section 5.2 and (ii) the delivery of the Investor Response to sell or enter into an agreement to sell the New Securities with respect to which the Investor's right to purchase was not exercised, at a price and upon terms no more favorable than those specified in the Notice of Issuance. If the Company does not sell such New Securities or enter into an agreement to sell such New Securities within such 120-day period, then the Company shall not thereafter issue or sell any New Securities without first offering such New Securities to the Investor in the manner provided in Section 5.2.
Section 5.4    If, at the close of any Business Day following the date hereof, the Investor's Ownership Percentage is less than 10%, then all obligations of the Company pursuant to this Section 5 shall immediately terminate.
Section 6.Standstill Restrictions.
Section 6.1    Until the later of (x) the time that the Investor's Ownership Percentage is less than 25% of the Common Stock on an as-converted basis and (y) the third anniversary of the date hereof (and, in the case of (iv) - (vii), only for so long as the designees of Investor under section 2.1(a) are seated on the Board pursuant to Section 2.1 and Section 2.4(b) and other than with respect to the election of the Investor Designees), neither the Investor nor any Investor Affiliate shall (i) directly or indirectly acquire, agree to acquire, or offer to acquire, beneficial ownership of any equity securities of the Company, any warrant or option to purchase such securities, any security convertible into any such securities, or any other right to acquire such securities, other than the Preferred Shares, Warrant, Common Stock acquired upon conversion of such Preferred Shares and exercise of the Warrant and any Preferred Shares or Common Stock paid as dividends or as an increase of the accrued liquidation payment amount or distributions thereon or as otherwise would not increase the Investor's beneficial ownership of the Company's Common Stock by greater than 1% on an as-converted basis, (ii) bring any action or otherwise act to contest the validity of the restrictions set forth in this Section 6, or seek a release of such restrictions, (iii) deposit any Preferred Shares or Common Stock in a voting trust or similar arrangement or subject any Preferred Shares or Common Stock to any voting agreement, pooling arrangement or similar arrangement, or grant any proxy with respect to any Preferred Shares or Common Stock to any person not affiliated with the Investor or Company management; (iv) make, or in any way participate or engage in, directly or indirectly, any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company or any of Subsidiary of the Company, (v)

form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Company or any Subsidiary of the Company except for any group constituting solely of the Investor and Investor Affiliates, (vi) seek the removal of any directors from the Board or a change in the size or composition of the Board (including, without limitation, voting for any directors not nominated by the Board), except as otherwise provided in Section 2.4(b) and the Series A Certificate of Designations, (vii) call, request the calling of, or otherwise seek or assist in the calling of a special meeting of the shareholders of the Company, (viii) disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing or (ix) make, or take, any action that would reasonably be expected to cause the Company to make a public announcement regarding any intention of the Investor to take an action that would be prohibited by the foregoing; provided, however, that the foregoing shall not restrict the Investor from complying with applicable law or the ability of the Investor Designees or other directors appointed or elected to the Board pursuant to the terms of the Series A Certificate of Designations from exercising their fiduciary duties or powers as directors.
Section 6.2    Notwithstanding the foregoing, if the Board decides to engage in a process that could give rise to a change of control of the Company, the Company shall invite the Investor to participate in such process on the terms and conditions generally made available to the other participants in such process; provided, however, that in the event the Investor participates in such process, each Investor Designee shall recuse himself or herself from voting on, or otherwise receiving any confidential information regarding, matters in connection with the process; provided, further, however, that, following the termination of the Investor's participation in any process, the Investor's right to vote on, and receive confidential information about, the process shall be reinstated. In addition, if requested by the Board, the Investor may submit a confidential private acquisition proposal to the Board and respond to any related inquiries from the Board, provided that any such proposal shall be conditioned on approval of the Board.
Section 7.Termination. Other than the termination provisions applicable to particular Sections of this Agreement that are specifically provided elsewhere in this Agreement, this Agreement shall terminate (a) upon the mutual written agreement of the Company and the Investor, (b) upon written notice of either the Company or the Investor at such time as the Investor's Ownership Percentage is less than 5% or (c) upon written notice of the Investor upon a material breach of this Agreement or the Purchase Agreement by the Company; provided that Section 4 will survive any termination of this Agreement pursuant to Section 7(c) if at the time of such material breach, (i) Investor had a majority of the directors and (ii) either any action by the board of directors or any failure to act by the board of directors caused the breach of this Agreement.
Section 8.Confidentiality. All confidentiality agreements between the Company and Ascension, and between the Company and TowerBrook Capital Partners L.P., including the Confidentiality Agreement and SEM Confidentiality Agreements (each as defined in the Purchase Agreement) are hereby terminated as of the date of this Agreement. On the date of this Agreement, the Investor, TowerBrook Capital Partners L.P., Ascension and the Company shall enter into a confidentiality agreement substantially in the form attached hereto as Exhibit A.
Section 9.Section 16b-3. So long as the Investor has the right to designate an Investor Designee, the Board shall take such action as is reasonably necessary to cause the exemption of any acquisition or disposition of Preferred Shares, Warrants, Common Stock or any Registrable Securities by the Investor from the liability provisions of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 so long as such exemption is not prohibited by applicable law; for the avoidance of doubt, the Company shall pass one or more exemptive resolutions by the Board each time there is any purported acquisition or disposition of Preferred Shares, Warrant, Common Stock or any Registrable Securities by the Investor with requisite specificity to exempt from the liability provisions of Section 16(b) of the Exchange Act pursuant to Rule 16b-3.
Section 10.Tax Matters.
Section 10.1    The Investor shall deliver to the Company within ninety (90) days after the date hereof two original copies of whichever of the following is applicable: (i) duly completed and executed copies of Internal Revenue Service Form W-8BEN (or any subsequent versions thereof or successors thereto), claiming eligibility (if any) for benefits of an income tax treaty to which the United States of America is a party, (ii) duly completed and executed copies of Internal Revenue Service Form W-8ECI (or any subsequent versions thereof or successors thereto), (iii) duly completed and executed copies of Internal Revenue Service Form W-8EXP (or any subsequent versions thereof or successors thereto) (iv) duly completed and executed copies of Internal Revenue Service Form W-9 (or any subsequent versions thereof or successors thereto), (v) duly completed and executed copies of Internal Revenue Service Form W-8IMY (or any subsequent versions thereof or successors thereto), together with forms and certificates described in clauses (i) through (iv) above (and additional Form W-8IMYs (or any subsequent versions thereof or successors thereto)) as may be required or (vi) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made. In addition, in each of the foregoing circumstances, the Investor shall deliver such forms upon the obsolescence, expiration or invalidity of any form previously delivered by the Investor. The Investor shall, as promptly as reasonably practicable notify the Company at any time it determines that it is no longer in a position to provide any previously delivered form or certificate to the Company (or any other form of certification adopted by the United States of America or other taxing authorities for such purpose).
Section 10.2    The Investor shall deliver to the Company within ninety (90) days after the date hereof a schedule setting out the Investor's calculations in reasonable detail as to how much withholding would be required on payments to the Investor or any Investor Affiliates (each such owner, an "Investor Group Member") in the event of a taxable distribution and shall as promptly as reasonably practicable deliver an updated schedule whenever such information changes (including upon any transfer to Investor Group Members not party to this Agreement).
Section 10.3    Upon a transfer of shares of Series A Preferred to an Investor Group Member not party to this Agreement, within ninety (90) days after such transfer or such earlier date as may be reasonably necessary in light of any upcoming taxable distribution, the Investor shall cause the Investor Group Member receiving such transferred shares to provide the information required by the first sentence of Section 10.1 to be delivered to the Company and shall cause the Investor Group Member to comply with the second and third sentences of Section 10.1 (replacing for this purpose the term "Investor" with "Investor Group Member").
Section 10.4    The Investor represents that it is a domestic corporation for federal income tax purposes and shall deliver to the Company an Internal Revenue Service Form W-9 to such effect.
Section 11.Miscellaneous.
Section 11.1    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
Section 11.2    Jurisdiction; Enforcement. Each of the parties hereto hereby agrees that (i) all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom sitting in New Castle County in the State of Delaware (or, solely if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 11.2 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 11.6. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 11.3    Successors and Assigns. Except as otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties; provided, however, the rights of the Investor under this Agreement shall not be assignable to any Person without the consent of the Company other than to an Investor Affiliate that executes a Joinder.
Section 11.4    No Third-Party Beneficiaries. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties to this Agreement any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including any partner, member, shareholder, director, officer, employee or other beneficial owner of any party, in its own capacity as such or in bringing a derivative action on behalf of a party) shall have any standing as third-party beneficiary with respect to this Agreement or the transactions contemplated by this Agreement.
Section 11.5    Entire Agreement. This Agreement, the Purchase Agreement and the other documents delivered pursuant to the Purchase Agreement (including the Warrant, Series A Certificate of Designations, Registration Rights Agreements, and Term Sheet, each as defined therein), constitute the full and entire understanding and agreement between the parties with regard to the subjects of this Agreement and such other agreements and documents.

Section 11.6    Notices. Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications required or permitted under this Agreement shall be in writing and shall be mailed by reliable overnight delivery service or delivered by hand, facsimile or messenger as follows:
If to the Company: Accretive Health, Inc.

Accretive Health, Inc.
401 North Michigan Avenue, Suite 2700
Chicago, IL 60611
Attention: General Counsel
Facsimile: (312) 277-6690

With a copy to (which shall not constitute notice) to:
Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attention: Richard W. Porter, P.C.
Robert M. Hayward, P.C.
Facsimile: (312) 862-2200
if to the Investor:
c/o TowerBrook Capital Partners L.P.
Park Avenue Tower
65 E. 55th Street, 29th Floor
New York, NY 10022
Attention: Glenn Miller
Facsimile: (917) 591-4789

with a copy to (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: Steven A. Cohen
Facsimile: (212) 403-2347

and
Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018
Attention: Stephen A. Infante
Facsimile: (646) 441-9039

or in any such case to such other address, facsimile number or telephone as either party may, from time to time, designate in a written notice given in a like manner. Notices shall be deemed given when actually delivered by overnight delivery service, hand or messenger, or when received by facsimile if promptly confirmed.

Section 11.7    Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of or acquiescence to any breach or default, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.
Section 11.8    Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and the Investor or, in the case of a waiver, by the party against whom the waiver is to be effective. Any consent hereunder and any amendment or waiver of any term of this Agreement by the Company must be approved in accordance with Section 2.4(c) herein. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder that executes a Joinder, and the Company.
Section 11.9    Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic format, each of which may be executed by less than all the parties, each of which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one instrument.
Section 11.10    Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms.
Section 11.11    Titles and Subtitles; Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. When a reference is made in this Agreement to a Section, Schedule or Annex, such reference shall be to a Section, Schedule or Annex of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to in this Agreement means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by each of the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.
[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Investor Rights Agreement as of the date first above written.

COMPANY: ACCRETIVE HEALTH, INC.

By:	/s/ Emad Rizk
Name: Emad Rizk
Title: Chief Executive Officer and President

INVESTOR: TCP-ASCH ACHI SERIES LLLP
By: TCP-ASC GP, LLC, its General Partner
By:	/s/ Glenn F. Miller
Name: Glenn F. Miller
Title: Vice President
INVESTOR AFFILIATES:

TOWERBROOK INVESTORS IV
(ONSHORE), L.P.

By: TowerBrook Investors GP IV, L.P.
Its: General Partner

By: TowerBrook Investors, Ltd.
Its: General Partner

By:    /s/ Glenn F. Miller____________________
Name: Glenn F. Miller
Title: Attorney-in-fact

TOWERBROOK INVESTORS IV (892), L.P.
By: TowerBrook Investors GP IV (Alberta),     L.P.
Its: General Partner

By: TowerBrook Investors, Ltd.
Its: General Partner

By:    /s/ Glenn F. Miller____________________
Name: Glenn F. Miller
Title: Attorney-in-fact

TOWERBROOK INVESTORS IV (OS), L.P.
By: TowerBrook Investors GP IV (Alberta),     L.P.
Its: General Partner

By: TowerBrook Investors, Ltd.
Its: General Partner

By:    /s/ Glenn F. Miller____________________
Name: Glenn F. Miller
Title: Attorney-in-fact
Signature Page to Investor Rights Agreement

TOWERBROOK INVESTORS IV EXECUTIVE FUND, L.P.

By: TowerBrook Investors GP IV, L.P.
Its: General Partner

By: TowerBrook Investors, Ltd.
Its: General Partner

By:    /s/ Glenn F. Miller____________________
Name: Glenn F. Miller
Title: Attorney-in-fact

TOWERBROOK INVESTORS IV TEAM DAYBREAK, L.P.

By: TowerBrook Investors IV Team     Daybreak Cayman Holdco Ltd.
Its: General Partner

By:    /s/ Glenn F. Miller____________________
Name: Glenn F. Miller
Title: Attorney-in-fact

ASCENSION HEALTH ALLIANCE D/B/A ASCENSION

By:    /s/ Glenn F. Miller____________________
Name:
Title:

Schedule 1
Directors

Joseph R. Impicciche
Anthony J. Speranzo
Ian Sacks
Neal Moszkowski
Dr. Emad Rizk
Steve Shulman
Charles J. Ditkoff
Alex J. Mandl
John B. Henneman, III

Exhibit A
Form of Confidentiality Agreement

TCP-ASC ACHI Series LLLP
c/o TowerBrook Capital Partners L.P.
Park Avenue Tower
65 East 55th Street, 27th Floor
New York, New York 10022
Attention: Glenn F. Miller

Ladies and Gentlemen:

TCP-ASC ACHI Series LLLP (“you”) recently became a significant stockholder of Accretive Health, Inc. (the “Company”). In such capacity, the Company has (pursuant to prior confidentiality agreements) and may continue to provide you and your Representatives (as hereinafter defined) with non-public information regarding the Company, including information concerning the Company’s financial and operational performance. You acknowledge that this information, and other such information provided or to be provided to you or your Representatives in the future, is proprietary to the Company and may include trade secrets or other highly confidential non-public business information the disclosure of which could harm the Company. In consideration for, and as a condition of, this non-public information being furnished to you and your Representatives, you agree to treat any and all information concerning the Company that has been or is furnished to you or your Representatives (regardless of the manner in which it is furnished, including without limitation in written or electronic format or orally, gathered by visual inspection or otherwise) by or on behalf of the Company, together with the portions of any documents you create that contain such information (collectively, “Company Information”), in accordance with the provisions of this letter agreement, and to take or abstain from taking the other actions hereinafter set forth. The term “Company Information” does not include information that (i) is or has become generally available to the public other than as a result of a direct or indirect disclosure by you or your Representatives in violation of this letter agreement, (ii) was within your or any of your Representatives’ possession prior to its being furnished to you by or on behalf of the Company, (iii) is received from a source other than the Company or any of its representatives; provided, that in the case of each of (ii) and (iii) above, the source of such information was not known by you to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information at the time the same was disclosed, or (iv) is independently developed by you or any of your Representative without breach of this letter agreement. For purposes of this letter agreement, “Representatives” means, collectively, (A) your partners, (B) your and your partners’ respective affiliates, and (C) your, your partners’ and such affiliates’ respective employees, officers, directors, advisors and consultants; provided, that no portfolio company of TowerBrook Capital Partners L.P. will have any obligation as a Representative pursuant to this Agreement unless and until Newco or TowerBrook Capital Partners L.P. shares furnishes Confidential Information to such portfolio company. The Company acknowledges that TowerBrook Capital Partners L.P.’s personnel, in addition to their roles as an employees or partners of TowerBrook Capital Partners L.P., may serve as officers or directors of portfolio companies and such portfolio companies will not be deemed to have been furnished Confidential Information solely due to the dual role of any such personnel so long as such personnel do not use or disclose Confidential Information in such capacity.
1.You hereby agree that you and your Representatives will, except to the extent required by applicable law or legal process, (a) keep the Company Information confidential in accordance with the terms and conditions of this letter agreement and (b) not disclose any of the Company Information in any manner whatsoever without the prior written consent of the Company; provided, however, that you and your Representatives may disclose any of such information to (x) your Representatives (i) who are assisting you or your partners with, and solely for purposes of, a direct or indirect investment in Accord and (ii) who are informed by you of the confidential nature of such information; provided, further, that you will be responsible for any violation of this letter agreement by your Representatives as if they were parties hereto and (y) a potential direct or indirect purchaser of your interest in the Company (or any interest in any of your partners’ beneficial ownership in such interest) or potential investor, or their respective affiliates and advisors but only (x) pursuant to a customary confidentiality agreement on terms comparable in the aggregate to this letter agreement and (y) in furtherance of a transaction that would not violate the Investor Rights Agreement between you and the Company, dated as of the date hereof, as in effect from time to time.
2.In the event that you or any of your Representatives are required by applicable law or legal process to disclose any of the Company Information, to the extent lawful and practicable, you or such Representative will promptly notify the Company in writing so that the Company may seek a protective order or other appropriate remedy and (except to the extent legally prohibited) will reasonably cooperate with the Company in connection with the Company’s pursuit of any such order or remedy. It is understood that there shall be no “applicable law” requiring you to disclose any Company Information solely by virtue of the fact that, absent such disclosure, you would be prohibited from purchasing, selling, or engaging in derivative transactions with respect to, securities of the Company or otherwise proposing or making an offer to do any of the foregoing. Notwithstanding anything to the contrary in this paragraph, if you or any of your Representatives are subject to routine examination by a governmental regulatory agency the focus of which is not the Company or your investment in the Company, you or such Representative may disclose Confidential Information as requested by such agency in the course of any such examination, without complying with the foregoing notice and cooperation requirements.
3.All Company Information shall remain the property of the Company. Neither you nor any of your Representatives shall by virtue of our disclosure of and/or your use of any Company Information acquire any rights with respect thereto, all of which rights (including all intellectual property rights) shall remain exclusively with the Company.
4.You acknowledge that you are aware, and you will advise your Representatives to whom Company Information is disclosed, that the United States securities laws prohibit persons who are in possession of material, non-public information concerning a company, which may include certain of the information included in the Company Information, from purchasing or selling securities of such company and from communicating such material non-public information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase and sell such securities. Nothing in this letter agreement constitutes an acknowledgement or statement that any Company Information constitutes material non-public information.
5.Notwithstanding anything to the contrary herein, the restrictions contained in this letter agreement shall not apply to information furnished to any person serving on the board of directors of the Company in his or her capacity as a director of the Company to the extent of his or her lawful use of such information in such capacity. Nothing herein shall limit any such persons from fulfilling his or her fiduciary duties as members of the Company’s board of directors.
6.This letter agreement shall be governed by the laws of the State of Delaware. This letter agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto. This letter agreement may be executed in two or more counterparts which together shall constitute a single agreement.
7.The provisions of paragraph 1 above shall apply to any Confidential Information for 18 months following the termination of that certain Investor Rights Agreement, dated [•], 2016, by and among the Company, you and the other parties thereto.
8.This letter agreement may be terminated by either party by written notice delivered to the other, provided that any Company Information furnished to you prior to the termination date shall remain subject to the provisions of paragraph 1 of this letter agreement for the period described in paragraph 7 of this letter agreement.
9.Further, the Company recognizes that the Investor Designees (as defined in the Investor Rights Agreement between you, the Company and the other parties thereto on the date hereof) (i) will from time to time receive non-public information concerning the Company and its subsidiaries, and (ii) may share such information with you and your Representatives. The Company hereby irrevocably consents to such sharing.
10.This letter agreement is for the benefit of, and enforceable by and against, only the parties hereto. No other person shall have any liability hereunder (as a Representative or otherwise) or any right hereunder (whether as a third-party beneficiary or otherwise).

Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours,

ACCRETIVE HEALTH, INC.

By: __________________________________
Name:
Title:

Accepted and agreed as of the date first written above:

TCP-ASC ACHI SERIES LLLP

By: __________________________________
Name:
Title: